Exhibit 99.1

Contacts:
Patriot Bank, N.A. 900 Bedford Street Stamford, Ct 06901 www.BankPatriot.com	Joseph Perillo Chief Financial Officer 203-252-5954	Michael Carrazza CEO and Chairman 203-251-8230

Patriot Bank Net Income exceeds $800 thousand in Q2

- - - - -

Earnings strength improves, as Deposits rise 26% & Loans increase 28% Year-Over-Year

STAMFORD, CT – July 31, 2017 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced another quarter of powerful earnings momentum, reporting second quarter pre-tax income of $1.4 million and net income of $804 thousand, or $0.21 per diluted share.

This compares to net income of $1.7 million, $0.44 per share, in the first quarter of 2017 and a reported loss of $582 thousand for the same quarter a year ago. For the six months ended June 30, 2017 net income was $2.5 million, or $0.65 per diluted share, compared with $71 thousand, or $0.02 per diluted share, for the first half of 2016.

The comparative results for the first six months of 2016 and 2017 were affected by a troubled loan that was ultimately resolved. In the first half of 2016, the Bank took significant loan loss provisions, but aggressively worked towards a recovery, which was successfully accomplished in the first quarter of 2017.

Excluding the impact of the loan loss provision (which primarily included loan losses and recoveries related to this loan), Patriot’s second quarter net income was up 42% from the first quarter of 2017, and net income for the six-month period ending June 30, 2017 was 28% higher than the same period in 2016. These results are the by-product of aggressive value-enhancing strategies that have been underway over the past year.

Strong earnings performance is attributable to loan and deposit growth, while operating expenses have remained under tight control. Compared to a year ago, loans increased 28% while deposits increased 26%, fueling the strong growth in net interest income.

CEO Michael Carrazza stated: “This quarter’s impressive results are directly attributable to the enhancements we have made in management and operations. We expect this positive trend to continue as we prioritize high-impact strategies.”

Mr. Carrazza took over operational control of Patriot as interim CEO in August 2016 to execute a series of value-enhancing strategies and to reposition the executive team. The performance in the past four quarters reflects an intensive and carefully planned strategy to drive profitability and shareholder value.

“Initiatives to increase scale, build critical mass in attractive product lines and improve deposit funding channels are primary areas of focus and will continue to add to our profitability and franchise value,” added Mr. Carrazza.

As of June 30, 2017, total assets were $773 million, essentially unchanged from the end of the first quarter, when they had increased by $18 million. In the year since June 30, 2016, total assets increased by $121 million, up from $652 million. Loans totaled $679 million as of June 30, 2017, up 8% from the $631 million reported March 31, 2017, and up 28% from the $529 million reported June 30, 2016.

Deposits remained essentially unchanged during the quarter at $562 million and were up 26% year-over-year as compared with $446 million at the end of the second quarter of 2016. Deposit growth remains a key initiative to keep pace with Patriot’s overall growth prospects. The loan pipeline remains strong and continued growth is expected.

Net interest income was $6.3 million in the quarter, up 14 % from the first quarter 2017 and up 17% from the corresponding 2016 period, reflecting strong loan and deposit growth. Net interest income of $11.8 million in the year-to-date period was 9% higher than the $10.8 million in the six month period ending June 30, 2016. Net interest margin was 3.61% for the quarter and 3.56% for the 2017 year-to-date period, as compared to 3.50 % in the prior quarter and 3.77% in the first half of 2016.

The provision for loan losses in the quarter was $260 thousand, reflecting the growth in loans with overall credit quality remaining strong. The year-to-date credit in the provision of $1.5 million reflects the previously noted recovery. The provision for loan losses was $2.0 million in both the second quarter and year-to-date periods in 2016.

Non-interest income was $349 thousand in the quarter, 26% higher than the prior quarter. The prior quarter includes a loss on the sale of investment securities of $78 thousand. Year-to-date non-interest income of $626 thousand was 19% lower than the prior year, primarily due to the loss on security sales recognized in the first quarter, as the portfolio was intentionally re-positioned to provide future enhancements to profitability.

Non-interest expense increased 7%, over the prior quarter and year-to-date non-interest expenses increased 2% over the same period in 2016.

As of June 30, 2017 shareholders’ equity was $65.3 million, an increase of $3.4 million from a year ago. The Company’s book value per share increased to $16.77 at June 30, 2017 as compared to $15.64 a year ago.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status. As of June 30, 2017, Tier 1 leverage ratio was 9.97%, Tier 1 risk based capital was 10.73% and total risk based capital was 11.59%.

* * * * *

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has full service branches in Connecticut and New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Dollars in thousands	June 31, 2017	March 31, 2017	June 30, 2016

Assets

Noninterest bearing deposits and cash	$3,210	$5,086	$2,918
Interest bearing deposits	7,633	55,180	43,569
Total cash and cash equivalents	10,843	60,266	46,487

Securities-available for sale	24,981	21,201	23,037
Other investments	4,450	4,450	4,450
Total investment securities	29,431	25,651	27,487

FRB & FHLB stock	8,257	7,847	7,982
Gross loans	679,088	630,727	528,654
Allowance for loan losses	(5,944)	(5,697)	(7,209)
Net loans	673,144	625,030	521,445

Accrued interest and dividends receivable	3,208	3,063	2,120
Premises and equipment, net	34,471	33,442	29,972
Other real estate owned	851	851	851
Deferred tax asset, net	11,212	11,691	13,836
Other assets	2,003	6,921	1,507
Total Assets	$773,420	$774,762	$651,687

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$77,778	$78,372	$75,229
Interest bearing deposits	484,261	482,587	371,092
	562,039	560,959	446,321

FHLB advances	120,000	124,000	128,000
Note Payable - long term senior debt	11,666	11,647	-
Subordinated debt	8,082	8,080	8,076
Note Payable	1,675	1,722	1,862
Mortgage escrow deposits	3,111	1,755	2,451
Accrued expenses and other liabilities	1,547	2,156	3,063
Total Liabilities	708,120	710,319	589,773

Common stock	40	40	40
Treasury stock	(1,177)	(1,177)	(160)
Additional paid-in capital	106,797	106,773	106,876
Accumulated deficit	(40,368)	(41,172)	(44,761)
Accumulated other comprehensive loss	8	(21)	(81)
Total Shareholders' Equity	65,300	64,443	61,914

Total Liabilities and Shareholders' Equity	$773,420	$774,762	$651,687

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Interest and dividend income
Interest and fees on loans	$7,591	$6,607	5,783	$14,198	$11,623
Interest on investment securities	242	171	132	413	274
Dividends on investment securities	93	82	90	175	176
Other interest income	19	64	28	83	69
Total interest and dividend income	7,945	6,924	6,033	14,869	12,142

Interest expense
Interest on deposits	1,129	988	496	2,118	969
Interest on Federal Home Loan Bank borrowings	183	78	64	261	185
Interest on Note Payable - long term senior debt	228	229	-	457	-
Interest on subordinated debt	89	85	83	174	165
Interest on other borrowings	8	9	8	17	16
Total interest expense	1,637	1,390	651	3,027	1,335

Net interest income	6,308	5,534	5,382	11,842	10,807

(Credit) provision for loan losses	260	(1,749)	1,959	(1,489)	1,959

Net interest income after (credit) provision for loan losses	6,048	7,283	3,423	13,331	8,848

Non-interest income
Loan application, inspection and processing fees	15	21	21	36	88
Fees and service charges	146	149	150	295	301
Rental Income	91	94	104	185	207
Loss on sale of investment securities	-	(78)	-	(78)	-
Other income	97	91	90	188	179
Total non-interest income	349	277	365	626	775

Non-interest expense
Salaries and benefits	2,497	2,430	2,615	4,927	5,165
Occupancy and equipment expense	807	775	750	1,582	1,530
Data processing	326	120	241	446	526
Professional services and other outside services	550	652	364	1,202	773
Advertising and promotional expenses	111	74	96	185	213
Loan administration and processing expenses	14	9	8	23	16
Regulatory assessments	163	179	147	342	294
Insurance expense	56	59	56	115	111
Material and communications	103	87	115	190	208
Other operating expenses	387	309	344	696	664
Total non-interest expense	5,014	4,694	4,736	9,708	9,500

Income before income taxes	1,383	2,866	(948)	4,249	123
Expense for Income taxes	579	1,136	(366)	1,715	52
Net income	$804	$1,730	$(582)	$2,534	$71

Basic income per share	$0.21	$0.44	$(0.15)	$0.65	$0.02
Diluted income per share	$0.21	$0.44	$(0.15)	$0.65	$0.02

PATRIOT NATIONAL BANCORP, INC.

FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

Dollars in thousands, except shares outstanding and per share data

	Quarter Ended
	June 30, 2017	March 31, 2017	June 30, 2016

Quarterly Performance Data:
Net Income	$804	$1,730	$(582)
Return on Average Assets	0.43%	1.02%	-0.37%
Return on Average Equity	4.95%	11.05%	-3.71%
Net Interest Margin	3.61%	3.50%	3.78%
Efficiency Ratio	75%	81%	82%
Qtr % increase (decrease) loans	8%	8%	9%
Qtr % increase (decrease) deposits	0%	6%	5%

Asset Quality:
Nonaccrual loans	$1,859	$1,822	$4,800
Other real estate owned	851	851	851
Total nonperforming assets	$2,710	$2,673	$5,651

Nonaccrual loans / loans	0.27%	0.29%	0.91%
Nonperforming assets / assets	0.35%	0.35%	0.87%
Allowance for loan losses	$5,944	$5,697	$7,209
Allowance for loan losses / loans	0.88%	0.90%	1.36%
Allowance / nonaccrual loans	319.7%	312.7%	150.2%
Gross loan charge-offs for the quarter	$13	$-	$2
Gross loan (recoveries) for the quarter	$-	$(2,771)	$(4)
Net loan charge-offs (recoveries) for the quarter	$13	$(2,771)	$(2)

Capital Data and Capital Ratios
Book value per share (1)	$16.77	$16.55	$15.64
Shares outstanding	3,894,128	3,894,128	3,958,733
Bank Capital Ratios:
Leverage Ratio	9.97%	10.65%	9.83%
Tier 1 Capital	10.73%	11.09%	10.87%
Total Risk Based Capital	11.59%	11.96%	12.12%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

	Quarter Ended			Six Months Ended June 30
Net Income excluding Loan Loss Provision	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
Net Income (loss) reported	$804	$1,730	$(583)	$2,534	$71
Tax Provision (benefit)	$579	$1,136	$(365)	$1,715	$52
Loan Loss Provision (credit)	$260	$(1,749)	$1,959	$(1,489)	$1,959
Effective tax rate	41.87%	39.63%	38.55%	40.36%	42.19%

Pre-Tax Income (loss) Reported	$1,384	$2,866	$(948)	$4,249	$123
Pre-tax Income excluding loan loss provision	$1,644	$1,117	$1,011	$2,761	$2,082
Net Income excluding loan loss provision	$955	$674	$621	$1,629	$1,275